CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference into the Registration Statement on Form S-8 of our report dated July 19, 1996 with respect to the consolidated financial statements of Star Multi Care Services, Inc. included in the Annual Report (Form 10-KSB) for the year ended May 31, 1996.



/s/ Holtz Rubenstein & Co., LLP
HOLTZ RUBENSTEIN & CO., LLP
Melville, New York
January 30, 1997